Exhibit 99.1

Tivic Reports Third Quarter 2023 Financial Results

71% Gross Profit Increase; 30% Decrease in Operating Expenses

SAN FRANCISCO – (Business Wire) – November 14, 2023 – Tivic Health® Systems, Inc. (“Tivic”, Nasdaq: TIVC), a health tech company that develops and commercializes bioelectronic medicine, announced its financial results for the third quarter 2023 ended September 30, 2023 (“Q3 2023”).

Third Quarter 2023 Financial Highlights

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Revenue for Q3 2023 was $282 thousand, compared to $161 thousand for Q2 2023 and $477 thousand in Q3 2022.
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Gross profit was $108 thousand, compared to $63 thousand in Q3 2022, an increase of 71%.
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Gross Margin of 38% in Q3 2023, compared to 13% in Q3 2022.
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Total operating expenses for Q3 2023 was $1.9 million, compared to $2.6 million for Q3 2022, a decrease of $779 thousand, or 30%.
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Net loss of $1.8 million in Q3 2023, compared with $2.6 million in Q3 2022
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Cash and cash equivalents totaled $5.2 million as of the quarter end.

Third Quarter 2023 Developments

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We announced a new partnership with InStep Health, which is expected to reach approximately 2500 health care professionals with roll-out in Q4.
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We announced the execution of a commercial distribution agreement with Amerisource Bergen.
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We continued expanding our IP portfolio and received our first international patent allowance.
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We initiated enrollment in our study of a novel approach to vagus nerve stimulation being pilot tested at The Feinstein Institute for Medical Research at Northwell Health.
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We continued enrollment in the on-going study for treatment of pain associated with sinus and plastic facial surgeries.
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From July 11, 2023 to August 9, 2023, Tivic sold an aggregate of 1,169,230 shares of common stock (as adjusted to reflect our reverse stock split) in a series of registered public offerings, resulting in aggregate gross proceeds to the Company of approximately $5.2 million, with aggregate net proceeds to the Company of approximately $4.8 million.

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On September 20, 2023, following the implementation of a reverse stock split at a ratio of 1-for-100, we received notice from The NASDAQ Stock Market LLC (NASDAQ) that the Company had regained compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market and that the company's common stock would continue to remain listed on the NASDAQ Capital Market.

Management Commentary

Jennifer Ernst, CEO of Tivic, commented, “Building on work over the last three quarters, the company completed a strategic reset that involved reductions in operating overhead, internal reorganization, and a honing of our focus to critical strategic areas. As a result, we significantly reduced net operating loss and improved gross profits.

“This quarter, we began to see continuous improvements pay off as we build a stronger base for the company to grow from moving forward. With increasing margins, quarter-over-quarter revenue growth, and the launch of our first concerted healthcare professional (HCP) focused marketing initiative, we look forward to the final quarter of 2023."

Third Quarter 2023 Financial Review

Revenue for the third quarter 2023 was $282 thousand, a decrease of $195 thousand (or 40.9%) compared to $477 thousand in the same period 2022, primarily due to the price increase implemented in the second quarter resulting in an 58% decrease in unit sales, offset by a 54% increase in the per unit average sales price.

Cost of sales for the third quarter 2023 was $174 thousand, a decrease of $240 thousand (or 58%) compared to $414 thousand in the same period 2022. The period over period decrease was primarily due to decreased sales volume.

Gross profit for the third quarter 2023 was $108 thousand, an increase of $45 thousand (or 71%) compared to $63 thousand in the same period 2022. The increase was primarily due to price increases, optimization of the supply-chain and product design, and the sales volume over which fixed and semi-fixed costs were allocated.

Total operating expenses were $1.9 million for the third quarter 2023, compared to $2.6 million in the same period 2022. The decrease of $779 thousand, or 30%, is attributable to lower consulting and professional fee expenses as well as other reduced general administrative expenses.

As of September 30, 2023, the company had $5.2 million of cash and cash equivalents.

The company’s MD&A and consolidated financial statements for the third quarter ended September 30, 2023 will be filed with the Securities and Exchange Commission on November 14, 2023 with the company’s Quarterly Report on Form 10-Q. The company's previous public filings may be found on www.sec.gov and can also be located on Tivic’s website at: https://tivichealth.com/investor/#SEC.

Conference Call and Webcast Information

Management will host a webcast/conference call on Tuesday, November 14, 2023 at 1:30 PM PT / 4:30 PM ET to discuss the company’s third quarter 2023 financial results and provide a business update.

The conference call will be available via telephone by dialing toll-free 888-506-0062 for local callers; or 973-528-0011 for international callers and using entry code 302318.

The conference call will also be available via Webcast link: https://www.webcaster4.com/Webcast/Page/2865/49228

An audio replay of the call will be available from the “Investor” page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic

Tivic is a commercial health tech company advancing the field of bioelectronic medicine. Tivic’s patented technology platform leverages stimulation on the trigeminal, sympathetic, and vagus nerve structures. Tivic’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic’s first commercial product, ClearUP, is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information, visit http://tivichealth.com @TivicHealth

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: market, economic and other conditions; the continued listing of the company’s common stock on the Nasdaq Capital Market; supply chain constraints; macroeconomic factors, including inflation; the company's financial condition; the company’s ability to raise additional capital on favorable terms if and when necessary; changes in regulatory requirements; and unexpected costs, charges or expenses that reduce Tivic’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$5,169	$3,517
Other current assets	1,286	1,770
TOTAL CURRENT ASSETS	6,455	5,287
PROPERTY AND EQUIPMENT, NET	124	12
NONCURRENT ASSETS	428	557
TOTAL ASSETS	$7,007	$5,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$827	$1,696
Other current liabilities	173	163
TOTAL CURRENT LIABILITIES	1,000	1,859
TOTAL LONG-TERM LIABILITIES	242	367
STOCKHOLDERS' EQUITY
Common stock	—	—
Additional paid in capital	41,408	33,272
Accumulated deficit	(35,643)	(29,642)
TOTAL STOCKHOLDERS' EQUITY	5,765	3,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,007	$5,856

Tivic Health Systems, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES	$282	$477	$819	$1,432
COST OF SALES	174	414	537	1,176
GROSS PROFIT	108	63	282	256
OPERATING EXPENSES
Research and development	337	399	1,295	1,295
Sales and marketing	480	487	1,390	2,291
General and administrative	1,051	1,761	3,598	4,512
TOTAL OPERATING EXPENSES	1,868	2,647	6,283	8,098
NET OPERATING LOSS	(1,760)	(2,584)	(6,001)	(7,842)
NET LOSS	$(1,760)	$(2,584)	$(6,001)	$(7,842)
NET LOSS PER SHARE - BASIC AND DILUTED	$(1.48)	$(27.00)	$(10.60)	$(81.00)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	1,189,821	96,777	566,228	96,713